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                                                                    EXHIBIT 3.12

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                              GNC FRANCHISING, LLC

                    A Pennsylvania Limited Liability Company

                  This Limited Liability Company Operating Agreement is made and entered into effective as of January 1, 2004, by and between GNC Franchising, LLC, a Pennsylvania limited liability company (the "COMPANY"), and General Nutrition Corporation as the sole Member of the Company.

                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

                  Section 1.1. Definitions. The following terms, as used herein, shall have the following respective meanings:

                  "Agreement" means this Limited Liability Company Operating Agreement, as it may be amended, restated or supplemented from time to time.

                  "Capital Contribution" means the amount of money contributed by such Member to the Company and, if property other than money is contributed, the fair market value of such property, net of liabilities assumed or taken subject to by the Company.

                  "Certificate of Dissolution" shall have the meaning set forth in Section 12.4.

                  "Certificate of Organization" means the certificate of organization of the Company, as amended or restated from time to time, filed in the Department of State of the Commonwealth of Pennsylvania in accordance with the Pennsylvania Act.

                  "Company" means GNC Franchising, LLC.

                  "Fiscal Year" shall have the meaning set forth in Section 10.1 hereof.

                  "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

                  "Interest" means the ownership interest of the Member in the Company (which shall be considered personal property for all purposes), consisting of (i) the Member's interest in capital, profits, losses, credits, allocations and distributions, (ii) the Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Pennsylvania Act, and (iii) the Member's other rights and privileges as herein provided.

                  "Initial Member" means General Nutrition Corporation.
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                  "Member" means initially the Initial Member, in its capacity as the sole Member of the Company, and any other Person who may from time to time be admitted to the Company as an additional or substituted member by the Initial Member as herein provided.

                  "Pennsylvania Act" means the Pennsylvania Limited Liability Company Law of 1994, Pa. C.S. Sections 8901 et seq., as amended.

                  "Person" means and includes individuals, corporations, partnerships, trusts, associations, joint ventures, limited liability companies, estates and other entities, whether or not legal entities.

                  "Taxes" mean all federal, state, local and foreign income, property and sales taxes and tariffs and all charges, fees, levies or other assessments whether federal, state, local or foreign based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed or charged by any Governmental Body.

                  "Tax Authority" means any Governmental Body responsible for the imposition of any Tax.

                  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  Section 1.2. Other Capitalized Terms. Unless the context otherwise requires, capitalized terms used in this Agreement but not herein defined shall have the meanings set forth in the Pennsylvania Act.

                  Section 1.3. Rules of Construction. Unless the context otherwise requires, references to the plural shall include the singular and the singular shall include the plural, and the words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provisions of this Agreement. Any use of the masculine, feminine or neuter herein shall be deemed to include a reference to each other gender.

                                   ARTICLE II
                              FORMATION AND PURPOSE

                  Section 2.1. Name and Formation. The name of the Company shall be "GNC Franchising, LLC" or such other name as the Member shall from time to time select. The Company is a limited liability company formed pursuant to the provisions of the Pennsylvania Act.


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                  Section 2.2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Pennsylvania Act.

                  Section 2.3. Principal Place of Business. The principal place of business of the Company shall be at such location that the Member determines from time to time.

                  Section 2.4. Registered Agent; Registered Office. The registered agent and the registered office for the Company in the Commonwealth of Pennsylvania shall be as set forth in the Certificate of Organization.

                  Section 2.5. Term. The term of the Company shall commence on the filing of the Certificate of Organization and shall continue until the Company is terminated upon the filing of a Certificate of Dissolution in accordance with Section 9.3 of this Agreement.

                                  ARTICLE III
                                   MANAGEMENT

                  Section 3.1. Management Committee.

                     (a) The Company shall be managed by Managers acting as a committee in accordance with this Agreement (sometimes herein referred to as the "Management Committee"). Except as reserved to the Members in this Agreement, the business and affairs of the Company shall be managed under the direction of the Management Committee, and the Management Committee shall have all power and authority to manage, and direct management and the business and affairs of, the Company. Any power not specifically delineated in this Agreement, or delegated by the Management Committee pursuant to a policy of delegation adopted by the Management Committee, shall remain with the Management Committee. Approval by or action taken by the Management Committee in accordance with the Agreement shall constitute approval or action by the Company and shall be binding on the Member.

                     (b) The Management Committee shall consist of three (3) Managers. At any time the Member shall have the power to remove (with or without cause) any Manager by delivering written notice of such removal to the Company. Vacancies on the Management Committee shall be filled by the Member.

                     (c) Subject to the indemnification provisions set forth at
Section 15.2, each Manager shall have a responsibility to perform his duties as a Manager, including his duties as a member of any committee of the Management Committee upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Company and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a Manager shall be entitled to rely in good faith on the records of the Company and upon such information, opinions, reports or statements presented to the Company by a Person as to matters the Manager reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amounts of the assets, liabilities, profits, losses or cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Member might properly be paid.


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                     (d) No Manager shall be personally liable, as such, for
monetary damages for any action taken in his capacity as a Manager unless the Manager has breached or failed to perform the duties of a Manager set forth in this Agreement and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                  Section 3.2. Notice of Management Committee Meetings; Location; Waiver of Notice. Regular meetings of the Management Committee shall be held at least once per quarter at the offices of the Company or at such other times and places as may be fixed by the Management Committee, and may be held without further notice. Special meetings of the Management Committee may be called by the Chief Executive Officer or by any Manager upon seven (7) days' prior written notice, which notice shall identify the purpose of the special meeting or the business to be transacted. Notice of meeting may be waived before a meeting by a written waiver of notice signed by the Manager entitled to notice. A Manager's attendance at a meeting shall constitute waiver of notice unless the Manager states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened.

                  Section 3.3. Quorum; Approvals; Proxies; Written Action. The presence, in person, by proxy, or by telephone conference call (with all parties able to hear and speak to all other parties) of at least three (3) Managers shall be required for the transaction of business at a Management Committee meeting. A vote of three (3) Managers present, in person or by proxy, at a duly constituted meeting shall govern all of the Management Committee's actions and constitute the approval of the Management Committee. Each Manager may vote by delivering his proxy to another Manager. The Management Committee may act without a meeting if the action taken is approved in advance in writing by the unanimous consent of all Managers on the Management Committee. The Management Committee shall cause written minutes to be prepared of all action taken by the Management Committee and shall cause a copy thereof to be delivered to the Member within fifteen (15) days thereafter.

                  Section 3.4. Authority of the Management Committee. Unless otherwise agreed to in writing by the Member, the Management Committee, by its own action or by action of a committee of the Management Committee, but not by delegation to officers or other employees of the Company, shall, in addition to the other powers granted to it in this Agreement, have the right, power and authority to take the following actions:

                     (a) making fundamental policy decisions with respect to the business and affairs of the Company;

                     (b) approving the Annual Budget (a copy of the Company's initial Annual Budget, is attached hereto as Schedule 7.4), and related marketing plan for the Company and any material amendments and supplements thereto;

                     (c) approving any capital expense line item deviation from the Annual Budget in excess of $25,000 or expense line item in excess of $25,000;


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                     (d) approving any contract, agreement or commitment with a value in excess of $25,000 or a term longer than three (3) years (or a group of related contracts, agreements or commitments with an aggregate value in excess of $25,000);

                     (e) approving the choice of any bank depositories, and approving arrangements relating to the signatories on bank accounts;

                     (f) approving the choice of the Company's attorneys, independent accountants and any other consultants, where it is contemplated that such consultants will provide services with a value in excess of $10,000, or for a period longer than six (6) months;

                     (g) approving any change of the Company's fiscal year;

                     (h) approving all contracts that are proposed to be entered into between the Company and the Member or an Affiliate of the Member and all amendments or modifications to such contracts;

                     (i) approving the conveyance, sale, transfer, assignment, pledge, encumbrance, or disposal of, or the granting of a security interest in, any assets of the Company valued in excess of $5,000;

                     (j) approving the entry of the Company into any other partnership or joint venture;

                     (k) approving the incurring of any indebtedness for borrowed money by the Company in an amount in excess of $100,000;

                     (l) the loaning of any sum or any other extension of credit by the Company to any Person;

                     (m) the guarantee by the Company of any indebtedness of any other Person;

                     (n) the entrance by the Company into any real estate lease with a value in excess of $25,000 or a term in excess of three (3) years, or the acquisition by the Company of any real estate with a value in excess of $25,000;
(o) the authorization of the Member to act for or to assume any obligation or responsibility on behalf of the Company;

                     (p) the employment and appointment of any Executive Officer and any Company employee who will be involved in the day-to-day management of the business of the Company and who will receive salary and bonus in excess of $75,000 per year;

                     (q) any change in accounting principles used by the Company, except to the extent required by generally accepted accounting principles;

                     (r) approving any tax elections of the Company;


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                     (s) the conduct of litigation to which the Company is a
party;

                     (t) approving the acquisition of any business or a business division from any Person whether by asset purchase, stock purchase, merger or other business combination;

                     (u) approving the acquisition of any assets by the Company, the fair market value of which may reasonably be expected to exceed $100,000;

                     (v) engaging in an activity other than those expressly permitted by Section 2.4; and

                     (w) approving additional Capital Contribution permitted by
Section 3.5,

                  provided, however, that (i) matters referred to in subsections
(i), (j) and (l) through (o) shall require unanimous approval of the Management Committee.

                  Section 3.5. No Individual Authority. Except as otherwise expressly provided in this Agreement, no individual Managers, acting alone, shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of the Company or the Management Committee.

                  Section 3.6. Executive Officers.

                     (a) Appointment of Chief Executive Officer. The Management Committee shall appoint a chief executive officer (the "Chief Executive Officer"), who will manage the day-to-day affairs of the Company, carry out the direction of the Management Committee and effectuate the business plan set forth in the Annual Budget.

                     (b) Duties of Chief Executive Officer. Subject to the control of the Management Committee and, within the scope of their authority, any committees thereof, the Chief Executive Officer shall: (i) have general and active management of all the business, property and affairs of the Company, (ii) see that all orders and resolutions of the Management Committee and the committees thereof are carried into effect, (iii) effectuate the business plan of the Company as set forth in the Annual Budget, (iv) appoint and remove subordinate officers, employees and agents, other than those appointed, approved or elected by the Management Committee, as the business of the Company may require, (v) act as the duly authorized representative of the Company in all matters, and in that capacity, execute agreements and other contracts on behalf of the Company, except where the Management Committee has formally designated some other person or group to act, and (vi) in general perform all the usual duties incident to the office of Chief Executive and such other duties as may be assigned to such person by the Management Committee. The Chief Executive Officer shall have the authority to make all decisions for the Company which are not reserved to the Management Committee or the Member pursuant to this Agreement.

                     (c) Preparation of Annual Budget. The Chief Executive Officer shall prepare, and submit to the Management Committee for its approval, at least sixty (60) days prior to the commencement of each subsequent fiscal year, an Annual Budget. Each Annual Budget approved by the Management Committee shall remain operative until amended by the



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Management Committee or a successor Annual Budget has been approved by the
Management Committee. The Chief Executive Officer shall conduct the day-to-day affairs of the Company in accordance with the approved Annual Budget.

                     (d) Other Officers. The Management Committee may also elect a President, a Vice President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers of the Company as the Management Committee may from time to time designate or the business of the Company may require. Any number of offices may be held by the same person.

                                   ARTICLE IV
                                   THE MEMBER

                  Section 4.1. Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising by contract, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability by reason of the Member's managing the affairs of the Company or otherwise, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company by reason of his status as a Member of the Company or otherwise. The Member shall, however, be liable to the Company for payment of his capital contribution in the amount set forth in Exhibit A hereto.

                  Section 4.2. Reimbursement. Except as otherwise provided for herein, the Member shall be entitled to reimbursement of expenses reasonably incurred on behalf of the Company. Such expenses shall include, without limitations, supplies and equipment, rentals, salaries to third persons, insurance, legal services, accounting services, fees or commissions paid to third parties, and similar costs and expenses.

                                    ARTICLE V
                              TRANSFER OF INTERESTS

                  Section 5.1. Transfers by the Member. The Member may transfer all or any portion of its Interest or rights in its Interest in the Company to one or more other Persons.

                  Section 5.2. Admission of Members. Additional Members may be admitted to the Company upon the approval of the Member. No prospective Member may be admitted to the Company until such prospective Member shall execute a joinder to this Agreement in form and substance satisfactory to the Company, whereby the additional Member agrees to be bound by all of the terms and conditions of this Agreement then in effect. Upon the admission of each additional Member, the Interest in the Company of such additional Member shall be as specified at the time such additional Member shall be admitted, the Interests in the Company of all other Members of the Company shall be proportionately reduced and Exhibit A hereto shall be amended to reflect the Capital Contributions and respective Interests of the Members as so changed. PRIOR TO THE ADMISSION OF ADDITIONAL MEMBERS, IT IS THE INTENTION OF THE MEMBER THAT THIS AGREEMENT BE AMENDED TO PROVIDE FOR THE COMPANY'S MANAGEMENT AND CONTROL.


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                                   ARTICLE VI
                                 CAPITAL MATTERS

                  Section 6.1. Member. The Member and its Interest in the Company shall be as set forth on Exhibit A to this Agreement.

                  Section 6.2. Capital Contributions. In exchange for its Interest in the Company, the Member has made the initial Capital Contribution to the Company set forth on Exhibit A to this Agreement. The Member shall not be entitled to receive any interest on any Capital Contribution. The Member shall not be obligated to make any additional Capital Contribution to the Company; provided, however, that Exhibit A to this Agreement shall be amended from time to time to reflect any additional Capital Contributions made by the Member to the Company.

                                  ARTICLE VII
                        PROFITS AND LOSSES; DISTRIBUTION

                  Section 7.1. Profits and Losses. All income, expenses, deductions, profits and losses of the Company for both book and tax purposes shall be allocated to the Member.

                  Section 7.2. Cash Distributions. Cash distributions shall be distributed to the Member of the Company as and when determined by the Member.

                                  ARTICLE VIII
                           TERMINATION AND LIQUIDATION

                  Section 8.1. Termination. The existence of the Company shall terminate upon the occurrence of any of the following: (i) the written consent of the Member to dissolve the Company, (ii) the sale of all or substantially all of the assets owned by the Company and the collection of all of the net proceeds therefrom, or (iii) entry of a decree of judicial dissolution pursuant to the Pennsylvania Act.

                  Section 8.2. Liquidation. In the event of the termination of the Company, the Member shall within a reasonable period of time prepare, or cause to be prepared, a full and accurate statement of the Company's assets and liabilities and results of operations since the last previous statement, convert the Company's assets to cash, collect all amounts due the Company, including amounts owed by the Member, discharge the debts of the Company, and then distribute all remaining funds to the Member.

                  Section 8.3. Certificate of Dissolution. Following dissolution of the Company pursuant to Section 9.1 hereof, when all debts, liabilities and obligations of the Company have been paid, satisfied, comprised or otherwise discharged or adequate provisions have been made therefore, and all assets have been distributed to the Member, a Certificate of Dissolution shall be filed if required by the Pennsylvania Act.


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                                   ARTICLE IX
                              FINANCIAL/TAX MATTERS

                  Section 9.1. Fiscal Year. The fiscal year of the Company shall end on December 31.

                  Section 9.2. Company Funds. Pending application or distribution, the funds of the Company shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, including without limitation, federally insured checking and savings accounts, certificates of deposit and time or demand-deposits in U.S. government agencies or government backed securities or mutual funds investing primarily in such securities, or such other investments as the Member deems appropriate.

                  Section 9.3. Tax Returns. To the extent the Company is required by the applicable federal, state, local, or foreign Tax law to file Tax Returns, the Member shall cause Tax Returns of the Company to be prepared and timely filed with the appropriate Tax Authorities and shall timely pay, out of Company funds, any Tax owing by the Company.

                                   ARTICLE X
                                 GENERAL MATTERS

                  Section 10.1. Checks, Drafts, Evidence of Indebtedness. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Company shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time by the Member.

                  Section 10.2. Contracts and Instruments; How Executed. The Member, except as otherwise provided in this Agreement, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company, and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Member or within the agency power of an officer, no officer, agent, or employee other than the Member shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

                  Section 10.3. Books and Records. The Member shall be responsible for overseeing the maintenance of the Company's books and records. The Company's books and records shall at all times be maintained in the principal office or such other office as the Member shall designate for such purpose, and shall be open to the inspection and examination at reasonable times by the Member or its duly authorized representatives.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1. Amendments. Amendments to this Agreement shall become effective only upon the execution of a written instrument describing such amendments signed by the Member.


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                  Section 11.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  Section 11.3. Headings. The headings herein have been included for convenience of reference only and shall not be considered in interpreting this Agreement.

                  Section 11.4. Integration. This Agreement constitutes the entire agreement of the Member and the Company with respect to the subject matter hereof and shall supersede all oral agreements and prior writings with respect to the subject matter hereof.

                  Section 11.5. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Member and its permitted successors and assigns.

                  Section 11.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

                  IN WITNESS WHEREOF, and intending to be legally bound, the Member and the Company have executed this Operating Agreement as of the day and date first above written.

                                    GNC FRANCHISING, LLC



                                    By:  /s/ James M. Sander
                                        -------------------------------------

                                    MEMBER:

                                    GENERAL NUTRITION CORPORATION


                                    By: /s/ James M. Sander
                                        ---------------------------------------
                                    Name: James M. Sander
                                         --------------------------------------
                                    Title: SVP, Chief Legal Officer & Secretary
                                          -------------------------------------


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                                    EXHIBIT A

Name and Address                                               Interest in the
of Member                            Capital Contribution      Company
---------                            --------------------      -------
General Nutrition Corporation        $  100.00                  100%



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